Exhibit 21.1
Lionbridge Technologies, Inc.
Subsidiaries

Name	Jurisdiction of Incorporation or Organization	Name under which Subsidiary does Business
Beijing Lionbridge Global Solutions Technologies, Inc.	Beijing, China	Lionbridge
Clay Tablet Technologies, Inc.	Toronto, Canada	Clay Tablet
Darwin Zone S.A.	Costa Rica	Darwin Zone
Darwin Zone S.A.	Panama	Darwin Zone
E5 International Holdings, Inc.	Cayman Islands	E5
E5 Global Solutions (Jinan), Inc.	China	E5
Huanqui Tonglian WFOE (Lionbridge (Beijing) Technologies, Inc.)	Beijing, China	Lionbridge
L10nbridge Korea Co. Ltd.	Seoul, Korea	Lionbridge
Lionbridge (Canada) Inc.	Montreal, Quebec, Canada	Lionbridge
Lionbridge (Slovakia) S.r.o.	Zilina, Slovak Republic	Lionbridge
Lionbridge (Thailand) Limited	Bangkok, Thailand	Lionbridge
Lionbridge (UK) Limited	Coventry, United Kingdom	Lionbridge
Lionbridge Belgium bvba	Brussels, Belgium	Lionbridge
Lionbridge Chile Traducciones Limitada	Santiago, Chile	Lionbridge
Lionbridge Denmark AS	Denmark	Lionbridge
Lionbridge Deutschland GmbH	Wuppertal, Germany	Lionbridge
Lionbridge España S.L.U.	Madrid, Spain	Lionbridge
Lionbridge France SAS	Clichy, France	Lionbridge
Lionbridge Global Software Limited	Dublin, Ireland	Lionbridge
Lionbridge Global Software, Inc.	Delaware	Lionbridge
Lionbridge Global Solutions Federal, Inc.	Delaware	Lionbridge
Lionbridge Global Solutions II, Inc.	New York	Lionbridge
Lionbridge Global Sourcing Solutions Limited	Dublin, Ireland	Lionbridge
Lionbridge Global Sourcing Solutions, Inc.	Delaware	Lionbridge
Lionbridge Holding GmbH	Wuppertal, Germany	Lionbridge
Lionbridge Holdings Luxembourg S.à.r.l.	Luxembourg, Grand Duchy of Luxembourg	Lionbridge
Lionbridge International	Dublin, Ireland	Lionbridge
Lionbridge International Finance Limited	Dublin, Ireland	Lionbridge
Lionbridge Investment AB	Gothenburg, Sweden	Lionbridge
Lionbridge Investments (UK) Limited	Coventry, United Kingdom	Lionbridge
Lionbridge Ireland Limited	Dublin, Ireland	Lionbridge
Lionbridge Italy Srl	Rome, Italy	Lionbridge
Lionbridge Japan III KK	Yokohama, Japan	Lionbridge
Lionbridge Japan KK	Tokyo, Japan	Lionbridge
Lionbridge Luxembourg S.à.r.l.	Luxembourg, Grand Duchy of Luxembourg	Lionbridge
Lionbridge Mauritius Limited	Ebene, Republic of Mauritius	Lionbridge
Lionbridge Midwest, LLC	Indiana	Lionbridge
Lionbridge Nederland B.V.	Amsterdam, The Netherlands	Lionbridge
Lionbridge Nordic AB	Gothenburg, Sweden	Lionbridge
Lionbridge Norwegian Branch	Bergen, Norway	Lionbridge
Lionbridge of Europe B.V.	Amsterdam, The Netherlands	Lionbridge
Lionbridge Oy	Helsinki, Finland	Lionbridge
Lionbridge Participações Ltda.	Rio de Janeiro, Brazil	Lionbridge
Lionbridge Poland Sp.zo.o	Warsaw, Poland	Lionbridge
Lionbridge Singapore Pte Ltd	Singapore, Republic of Singapore	Lionbridge
Lionbridge Sweden Aktiebolag	Gothenburg, Sweden	Lionbridge
Lionbridge Technologies (France) S.à.r.l.	Valbonne, France	Lionbridge
Lionbridge Technologies B.V.	Amsterdam, The Netherlands	Lionbridge
Lionbridge Technologies Holdings B.V.	Amsterdam, The Netherlands	Lionbridge
Lionbridge Technologies Private Limited	Mumbai, India	Lionbridge
Lionbridge Testing Services Oy	Tampere, Finland	Lionbridge
Lionbridge US, Inc.	Delaware	Lionbridge
Liox—Tecnologias Lda	Lisbon, Portugal	Lionbridge

Exhibit 21.1
Lionbridge Technologies, Inc.
Subsidiaries

VeriTest, Inc.	Delaware	VeriTest
Virtual Solutions, Inc.	Pennsylvania	Lionbridge